                                                                    Exhibit 99.1

================================================================================


                                  NEWS RELEASE
                                October 23, 2001
                 -----------------------------------------------------
                             KANKAKEE BANCORP, INC.
                 -----------------------------------------------------

                   310 South Schuyler Avenue
                   P.O. Box 3                        (815) 937-4440
                   Kankakee, IL 60901-0003       Fax (815) 937-3674

For more information contact:
       William Cheffer, Chairman
       Larry D. Huffman, President and CEO
       Michael A. Stanfa, Executive Vice President       For Immediate Release
       Ronald J. Walters, Vice President and Treasurer
================================================================================

              KANKAKEE BANCORP ANNOUNCES THIRD QUARTER EARNINGS AND
                          PAYMENT OF QUARTERLY DIVIDEND
              -----------------------------------------------------


     Kankakee, Illinois....(October 23, 2001) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended September 30, 2001. The Company reported net income of $1.0 million for the quarter compared to $608,000 for the comparable 2000 quarter. Basic earnings per share were $.84 for the quarter ended September 30, 2001 compared to $.48 for the 2000 period. Diluted earnings per share were $.82 for the quarter ended September 30, 2001 compared to $.47 for the comparable 2000 period. The increase in diluted earnings per share was 74.5%.

     According to William Cheffer, Chairman of Kankakee Bancorp, Inc., "We experienced another quarter of solid performance which was enhanced by profits realized on the sale of a small portion of our available-for-sale investment portfolio. Net interest margin and net interest rate spread for the quarter were on par with the same quarter in 2000, while net interest income increased. We are pleased with our results so far in 2001 and believe our solid performance will continue through the remainder of the year. Even in light of recent events and the current economic climate, we remain cautiously optimistic about 2002."

                                Quarterly Results
                                -----------------

     During the third quarter of 2001, net interest income before provision for losses on loans was $3.5 million, or $311,000 (9.6%) more than for the same period in 2000. The net interest margin for the three months ended September 30, 2001 was 3.14% compared to 3.13% for the same period in 2000. The annualized return on assets for the third quarter of 2001 was .85% compared to
 .55% for the third quarter of 2000.

     During the third quarter of 2001, the provision for losses on loans was $139,000, or $119,000 (595.0%) more than for the same period in 2000. Based on management's review of the Company's loan portfolio, total classified assets, including those rated as special mention, increased from $6.2 million to $9.0 million. The increase in classified assets and the methodology used to determine the adequacy of the reserve for losses on loans resulted in the increase in provision for losses on loans for the quarter.

     Other income increased by $580,000, or 87.5%, from $663,000 for the third quarter of 2000 to $1.2 million for the third quarter of 2001. This increase was primarily the result of the sale of securities available-for-sale during the period which resulted in a gain of $441,000. In addition, there were increases of $74,000 in fee income, $6,000 in other income and $72,000 in gain on sale of loans held for sale. The $74,000 increase in fee income was due primarily to growth in the number of checking accounts, resulting in additional fees related to such accounts. The increase in gain on sale of loans was due to a resumption of the sale of long-term, fixed-rate mortgage loans. These increases were partially offset by decreases of $10,000 in insurance commissions and $2,000 in gain on the sale of real estate held for sale.

     General and administrative expenses for the third quarter of 2001 were $3.1 million, or $148,000 (5.0%) greater than those for the third quarter of 2000. There were increases of $31,000 (2.0%) in compensation and benefits, $105,000 (22.4%) in other expenses, $57,000 (20.5%) in occupancy costs and $12,000 (13.3%) in advertising. These increases were partially offset by decreases of $23,000 (13.4%) in furniture and equipment expenses and $44,000 (49.1%) in the provision for losses on foreclosed assets.

                               Nine Month Results
                               ------------------

     Net income for the nine months ended September 30, 2001 was $2.4 million, or $508,000 (27.1%) more than net income for the same period in 2000. Basic earnings per share were $1.96 and $1.49 for the nine-month periods ended September 30, 2001 and 2000, respectively. Diluted earnings per share were $1.92 and $1.45, respectively, for the same periods. The increase in diluted earnings per share was 32.4%. Net interest income before provision for losses on loans was $10.3 million for the nine month period of 2001, compared to $9.6 million for the 2000 period, an increase of $717,000 or 7.5%. The net interest margin for the nine months ended September 30, 2001 was 3.13% compared to 3.28% for the same period in 2000. The annualized return on assets for the first nine months of 2001 was .68%, compared to .60% for the first nine months of 2000.

     During the first nine months of 2001, the provision for losses on loans totaled $194,000 compared to $20,000 during the same period in 2000.

     Other income increased by $773,000, or 41.6%, from $1.9 million for the first nine months of 2000, to $2.6 million for the first nine months of 2001. A substantial part of the increase was the result of a gain of $441,000 on the sale of securities available-for-sale. In addition, there were increases of $285,000 in fee income, $109,000 in gain on sale of loans held-for-sale and $23,000 in other income. These increases were partially offset by decreases of $71,000 in insurance commissions, $2,000 in gain on sale of real estate held for sale and $12,000 in gain on sale of office-related property. The increase in fee income was due primarily to growth in the number of checking accounts, resulting in additional fees related to such accounts. The increase in gain on the sale of loans held-for-sale was due to a resumption in the sale of long-term, fixed-rate mortgage loans.

     General and administrative expenses for the first nine months of 2001 increased by $555,000, or 6.5%, to $9.1 million from $8.6 million for the first nine months of 2000. There were increases of $236,000 (17.0%) in other general and administrative expense, $125,000 (2.7%) in compensation and benefits, $35,000 (13.6%) in data processing services, $41,000 (17.7%) in advertising, $137,000 (17.0%) in occupancy expense, and $50,000 (18.5%) in telephone and postage. The increases were partially offset by decreases of $25,000 (4.8%) in furniture and equipment expense and $41,000 (33.6%) in provision for losses on repossessed assets.

                               Financial Condition
                               -------------------

     The Company's total assets were $479.5 million at September 30, 2001, an increase of $19.6 million, or 4.3%, from total assets of $459.9 million at December 31, 2000. An increase of $45.5 million in net loans was partially offset by decreases of $6.3 million in cash and cash equivalents, $17.1 million in investment securities available-for-sale and $3.4 million in mortgage-backed securities available-for-sale.

     Stockholders' equity totaled $40.5 million at September 30, 2001, reflecting an increase of $1.2 million compared to December 31, 2000. The increase was the result of net income, the exercise of stock options during the nine-month period and an increase in the unrealized gains on securities available-for-sale. These increases were partially offset by common stock repurchases and dividend payments. Equity per share of common stock increased by $2.50, to $33.61 at September 30, 2001 from $31.11 at December 31, 2000. At
September 30, 2001, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The annualized return on stockholders' equity was 8.1% for the nine months ended September 30, 2001 compared to 6.8% for the comparable 2000 period.

                   Stock Repurchase Programs and Stock Options
                   -------------------------------------------

     During the quarter ended September 30, 2001, the Company repurchased 2,000 shares of common stock at a total cost of $52,000, under the repurchase program approved by the Company's Board of Directors in January 2001. During the first nine months of 2001, the Company repurchased 64,200 shares of common stock at a total cost of $1.5 million. Through September 30, 2001, a total of $14.4 million had been used to repurchase 669,507 shares of common stock under repurchase programs. Subsequent to September 30, 2001 and through October 23, 2001, no additional shares of common stock were repurchased.

     Options on 2,500 shares of common stock were exercised during the third quarter of 2001. As of September 30, 2001, a total of 544,592 shares of common stock were held as treasury stock. Between October 1, 2001 and October 23, 2001, options on 10,950 shares of common stock were exercised. Through October 23, 2001, the Company had received no additional notification of the intention of option holders to exercise options.

           Kankakee Bancorp, Inc. Announces a Fourth Quarter Dividend
           ----------------------------------------------------------

     Kankakee Bancorp, Inc., also announced today that on October 9, 2001, the Board of Directors declared a cash dividend of twelve cents a share for the fourth quarter of 2001. The dividend will be paid on November 30, 2001 to stockholders of record on November 14, 2001. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

                           Other Business Developments
                           ---------------------------

     Effective as of October 15, 2001, the Company entered into change of control agreements with the following executives: Gerald C. Chantome, Carol S. Hoekstra, Larry D. Huffman, Michael A. Stanfa, Ronald J. Walters and Terry Ralston. All agreements have identical terms, which generally provide that if the executive is terminated by the Company within either six months before or one year after a change of control of the Company, as defined in the agreements, then the executive will receive a severance benefit equal to three times (in the case of Mr. Ralston, one times) the sum of his or her base salary, average performance bonus and average retirement plan contributions.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached


This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)



                                                                           (Unaudited)
                                                               Three Months Ended September 30,
                                                                    2001              2000
                                                               --------------     -------------
Total interest income                                                  $8,213            $7,894
Total interest expense                                                  4,667             4,660
                                                               --------------     -------------
Net interest income                                                     3,546             3,234
       Provision for losses on loans                                      139                20
                                                               --------------     -------------

Net interest income after
       provision for losses on loans                                    3,407             3,214
Other income:
       Net gain on sales of assets                                        528                17
       Fee income                                                         600               527
       Other                                                              114               120
                                                               --------------     -------------

Total other income                                                      1,242               664
Other expenses:
       General and administrative                                       3,116             2,969
                                                               --------------     -------------

Income before income taxes                                              1,533               909
Income tax expense                                                        513               301
                                                               --------------     -------------
Net income                                                             $1,020              $608
                                                               ==============     =============
Net income                                                             $1,020              $608
Other comprehensive income:
       Unrealized gains on available-for-sale
       securities, net of related income taxes                            376               519
                                                               --------------     -------------
Comprehensive income                                                   $1,396            $1,127
                                                               ==============     =============
Basic earnings per share                                                $0.84             $0.48
                                                               ==============     =============
Diluted earnings per share                                              $0.82             $0.47
                                                               ==============     =============

Selected operating ratios (annualized):
       Net interest margin (ratio of net interest
        income to average interest-earning assets)                      3.14%             3.13%
       Return on assets (ratio of net income to
        average total assets)                                           0.85%             0.55%
       Return on equity (ratio of net income
        to average equity)                                             10.15%             6.42%

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)



                                                                       (Unaudited)
                                                              Nine Months Ended September 30,
                                                                   2001              2000
                                                              -------------      ------------
Total interest income                                               $24,665           $22,092
Total interest expense                                               14,369            12,513
                                                              -------------      ------------
Net interest income                                                  10,296             9,579
     Provision for losses on loans                                      194                20
                                                              -------------      ------------

Net interest income after
     provision for losses on loans                                   10,102             9,559
Other income:
     Net gain on sales of assets                                        579                44
     Fee income                                                       1,690             1,405
     Other                                                              361               408
                                                              -------------      ------------

Total other income                                                    2,630             1,857
Other expenses:
     General and administrative                                       9,148             8,592
                                                              -------------      ------------

Income before income taxes                                            3,584             2,824
Income tax expense                                                    1,199               948
                                                              -------------      ------------
Net income                                                           $2,385            $1,876
                                                              =============      ============
Net income                                                           $2,385            $1,876
Other comprehensive income:
     Unrealized gains on available-for-sale
     securities, net of related income taxes                            714               421
                                                              -------------      ------------
Comprehensive income                                                 $3,099            $2,297
                                                              =============      ============
Basic earnings per share                                              $1.96             $1.49
                                                              =============      ============
Diluted earnings per share                                            $1.92             $1.45
                                                              =============      ============

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)                      3.13%             3.28%
     Return on assets (ratio of net income to
      average total assets)                                           0.68%             0.60%
     Return on equity (ratio of net income
      to average equity)                                              8.09%             6.82%

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)



                                                                                (Unaudited)
                                                                     September 30,       December 31,
                                                                          2001               2000
                                                                     -------------       ------------
Selected Financial Condition Data:
     Total assets                                                         $479,484           $459,894
     Net loans, including loans held for sale                              384,980            338,956
     Allowance for losses on loans                                           2,323              2,156
     Mortgage-backed securities                                                 44                 67
     Mortgage-backed securities - available-for-sale                        12,664             16,051
     Investment securities, including certificates of deposit                2,155              1,498
     Investment securities-available-for-sale                               40,112             57,170
     Deposits                                                              406,329            388,050
     Total borrowings                                                       30,000             29,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                                 830                116
     Stockholders' equity                                                   40,512             39,289

     Shares outstanding                                                  1,205,408          1,263,108

Stockholders' equity per share                                              $33.61             $31.11

Selected asset quality ratios:

     Non-performing assets to total assets                                   0.47%              0.76%
     Allowance for losses on loans to non-performing loans                 212.53%             83.89%
     Classified assets to total assets                                       1.88%              1.29%
     Allowance for losses on loans to classified assets                     25.76%             36.34%

Non-performing asset analysis:
     Non-accrual loans                                                        $628
     Loans past due 90 days and accruing                                       465
     Real estate owned and repossessed assets                                  518
     Restructured troubled debt                                                628
                                                                     -------------
Total                                                                       $2,239
                                                                     =============
Net loan charge-offs for quarter                                               ($7)
                                                                     =============




                                                                      Three Months
                                                                          Ended
                                                                         09/30/01
                                                                       (Unaudited)
                                                                     -------------
Financial condition averages:
     Total assets                                                         $476,764
     Earning assets                                                        447,427
     Net loans, including loans held for sale                              378,830
     Stockholders' equity                                                   39,868
     Deposits                                                              406,348
     Borrowings                                                             27,750

Average outstanding shares, including equivalents                        1,232,935
